UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                 Information to be Included in Statements Filed
             Pursuant to Rules 13d-1(b), (c) and (d) and Amendments
                     Thereto Filed Pursuant to Rule 13d-2(b)


                    Under the Securities Exchange Act of 1934


                                  SuperCom Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  Ordinary Shares, NIS .01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    M8708Y109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 6 pages

====================== ================================ =======================
CUSIP NO.  M8708Y109                 13G                 Page 2  of  6 Pages
====================== ================================ =======================

============= ==================================================================
1             NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


              Eli Rozen
------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   |_|

                                                                 (b)   |X|
------------- ------------------------------------------------------------------
3             SEC USE ONLY


------------- ------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              Israel

============= ==================================================================
                             5       SOLE VOTING POWER
NUMBER OF SHARES                     2,425,358
                             ------- -------------------------------------------
BENEFICIALLY                 6       SHARED VOTING POWER

OWNED BY                             0
                             ------- -------------------------------------------
EACH                         7       SOLE DISPOSITIVE POWER

REPORTING                            2,425,358
                             ------- -------------------------------------------
PERSON WITH                  8       SHARED DISPOSITIVE POWER

                                     0
============ ===================================================================
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,425,358

------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                                                                        |_|
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             13.36%

------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

             IN
============ ===================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 6 pages

Item 1(a)         Name of Issuer:

                  SuperCom Ltd.


      (b) Address of Issuer's Principal Executive Offices:

                  Millennium Building
                  3 Tidhar Street
                  P.O.B 2094,
                  Raanana 4365, Israel


Item 2(a)         Name of Person Filing:

                  Eli Rozen


      (b) Address of Principal Business Office or, if None, Residence:

                  c/o Millennium Building
                  3 Tidhar Street
                  P.O.B 2094,
                  Raanana 4365, Israel

      (c) Citizenship:

                  Israel

      (d) Title of Class of Securities:

                  Ordinary Shares, NIS .01 par value per share

      (e) CUSIP Number:

                  M8708Y109


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:


         (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

         (b)               [ ] Bank as defined in Section 3(a)(6) of the
                           Exchange Act.

                                Page 3 of 6 pages

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

         (e)               [ ] An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E).

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

         (j)               [ ] Group, in accordance with Rule
                           13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.           Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:

                  2,425,358

         (b) Percent of class:

                  13.36%

         (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote:

                           2,425,358

                  (ii) shared power to vote or to direct the vote:

                                Page 4 of 6 pages

                  (iii) sole power to dispose or to direct the disposition of:

                           2,425,358

                  (iv) shared power to dispose or to direct the disposition of:

                           0

Item 5.           Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person


                  N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company


                  N/A


Item 8.           Identification and Classification of Members of the Group


                  N/A


Item 9.           Notice of Dissolution of Group


                  N/A

Item 10.          Certification


                  N/A

                                Page 5 of 6 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                              March 7, 2005
                                                              ------------------
                                                              Date

                                                              /s/ Eli Rozen
                                                              ------------------
                                                              Eli Rozen
                               Page 6 of 6 pages